Exhibit 99.1

FOR IMMEDIATE RELEASE

Aberdene Appoints Mr. Kurt Bordian Chief Financial Officer

Las Vegas, Nevada, January 6, 2006, Aberdene Mines Limited (the 'Company' or 'Aberdene') (OTCBB: ABRM) is pleased to announce the appointment of Mr. Kurt Bordian as its new Chief Financial Officer effective immediately. Mr. Bordian will succeed Mr. Cameron Reynolds who will remain a Director of the Company.

Mr. Bordian is a designated Certified General Accountant in Canada, and holds a Bachelor of Commerce (Honors) Degree from the University of Manitoba. He has worked primarily in the mineral exploration and oil and gas industries over the past 10 years, and has held the position of Controller with three public companies exploring and operating in the Solomon Islands, Ghana, Tunisia and Western Canada. Mr. Bordian is also active with other public entities as Operations Manager and Corporate Secretary.

"We are pleased to have the opportunity to grow our business with an individual of Kurt's proven industry calibre," said Aberdene Mines' President, Brent Jardine. "His strong mineral exploration background, complemented by more than 17 years of diverse business and financial operational experience will be an asset to the Company as it continues to develop its New York Canyon Project."

For further information on Aberdene Mines Limited please visit our website at www.aberdenemines.com.

About Aberdene

Aberdene Mines Ltd.'s New York Canyon Property is located in the New York Canyon area, Mineral County, Nevada. The Company has, under option from Nevada Sunrise LLC, the rights to explore both the unpatented and patented mineral claims representing approximately 8,926 acres comprising the New York Canyon Copper Project. The project is regionally located south of the old mining district of Santa Fe in the southeastern part of Mineral County, Nevada.

Aberdene has completed its second year exploration commitment to acquire 100% of the New York Canyon project from Nevada Sunrise LLC.

On behalf of the Board of Directors,

ABERDENE MINES LTD.
Brent Jardine, President

For more information contact:
Brent Jardine, President
jardine@aberdenemines.com
T: (800) 430-4034

Disclaimer: This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Aberdene Mine's expectations, and Aberdene Mines expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to further develop mineral exploration properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements.